Exhibit 99.1

PRESS RELEASE DATED July 28, 2005
     Press Release
For Immediate Release
FOR FURTHER INFORMATION CONTACT
MICHAEL SCHRADLE
CHIEF FINANCIAL OFFICER
MICRO LINEAR CORPORATION
2050 CONCOURSE DRIVE
SAN JOSE, CA 95131
(408) 433-5200
Micro Linear Announces Second Quarter 2005 Financial Results
SAN JOSE, California, July 28, 2005 — Micro Linear Corporation (NASDAQ: MLIN ) announced today its financial results for the second quarter ended June 30, 2005.
Net revenue for the second quarter of 2005 was $6.0 million, an increase of 40% from $4.2 million for the first quarter of 2005 and down 8% from $6.5 million in net revenue for the second quarter of 2004. The increase in net revenue from the prior quarter was primarily due to a combination of the seasonality of our wireless business and production shipments of our first transceiver targeted for the Personal Handyphone System (PHS) market, the ML1900. The decrease in net revenue from the year ago comparable period was mainly due to the decrease in demand for our legacy networking products. Gross margin for the second quarter of 2005 was $3.6 million, up 65% from $2.2 million for the first quarter of 2005, and down 5% from $3.8 million in gross margin for the second quarter of 2004. The percentage gross margin rose to 61% for the second quarter of 2005 from 52% for the first quarter of 2005, and from 59% for the second quarter of 2004. The increase in the gross margin percentage from the prior quarter and the year ago period was due primarily to lower manufacturing overhead costs in the second quarter of 2005.
The Company reported a net loss for the second quarter of 2005 of $0.9 million, or $0.07 per share, compared to a net loss of $1.5 million, or $0.12 per share, for the first quarter of 2005, and a $0.8 million loss, or $0.07 per share for the second quarter of 2004.
Net revenue for the six months ended June 30, 2005 was $10.2 million, compared to $10.3 million for the same period in 2004. Gross margin for the first six months of 2005 totaled $5.8 million, up 5% from $5.6 million for the first six months of 2004. The Company reported a net loss of $2.4 million, or $0.19 per share, for the first six months of 2005, compared to a net loss of $3.5 million, or $0.29 per share, for the first six months of 2004.
“We are pleased at the quarter’s revenue and margin growth over the first quarter, and the continued improvement in our bottom line,” said Tim Richardson, Micro Linear’s President and CEO, “our focus continues to be building on this base during the second half of the year as we enter the PHS marketplace,” he added.

     A conference call to provide expanded comments on this earnings release and other operational issues will be held today at 2:00p.m.PST. To participate in the conference call, please dial 1-800-500-0311 (North America) or 1-719-457-2698 (International) prior to 2:00p.m. PST.
A recording of the call will be available after 6:00p.m. PDT July 28, 2005 through August 11, 2005 via the following numbers:
North American access phone number: 1-888-203-1112, passcode 4400352
International access phone number: 1-719-457-0820, passcode 4400352
About Micro Linear Corporation:
Micro Linear Corporation is a fabless semiconductor company specializing in wireless integrated circuits. In addition to its PHS products, the Company offers a full line of high data-rate ISM-band transceivers for consumer applications such as cordless phones, wireless speakers and headphones, game controllers, voice headsets and other electronic appliances. Micro Linear offers a uniquely broad line of transceivers that address the most popular unlicensed bands: 900 MHz, 2.4 GHz, and 5.8 GHz. To simplify system design and decrease time to market, Micro Linear also offers starter kits and reference designs. Headquartered in San Jose, California, Micro Linear’s products are available through its authorized representatives and distributors worldwide. More information on the company is available online at www.microlinear.com.
Micro Linear Safe Harbor Statement:
     Except for the historical information contained herein, the statements in this press release, including, but not limited to, statements regarding the impact of the Company’s ability to build on its PHS base during the second half of 2005 as it enters into the PHS marketplace, are forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future results and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the risks associated with the cyclical nature of the semiconductor industry; changes in the average selling prices of the Company’s products, including the Company’s new PHS product family; the level of product orders; the ability of customers to cancel, delay or otherwise change orders without significant penalty; new product announcements or introductions by competitors; the market’s acceptance of the Company’s products, including the Company’s PHS product family; and other factors that may cause the Company’s business or operating results to fluctuate in the future. Additional risks are detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year-ended January 2, 2005 and the Company’s Quarterly Report on Form 10-Q for the quarter-ended April 3, 2005. Statements included in this release are based on information known to the Company as of the date of this release, and the Company assumes no obligation to update information contained in this release.

MICRO LINEAR CORPORATION
CONSOLIDATED BALANCE SHEETS
UNAUDITED
(IN THOUSANDS)

	June 30	DEC 31
	2005	2004
ASSETS

CURRENT ASSETS
CASH AND SHORT-TERM INVESTMENTS	$13,745	$15,580
ACCOUNTS RECEIVABLE, NET	3,675	2,878
INVENTORIES	2,519	1,770
OTHER CURRENT ASSETS	298	210

TOTAL CURRENT ASSETS	20,237	20,438

PROPERTY & EQUIPMENT, NET	531	459

OTHER ASSETS	28	28

TOTAL ASSETS	$20,796	$20,925

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
ACCOUNTS PAYABLE	$2,503	$1,500
ACCRUED LIABILITIES	2,683	2,603

TOTAL CURRENT LIABILITIES	5,186	4,103

STOCKHOLDERS’ EQUITY

COMMON STOCK	16	15
ADDITIONAL PAID-IN CAPITAL	62,514	61,368
ACCUMULATED OTHER COMPREHENSIVE LOSS	(5)	(8)
ACCUMULATED DEFICIT	(26,682)	(24,320)
TREASURY STOCK	(20,233)	(20,233)

TOTAL STOCKHOLDERS’ EQUITY	15,610	16,822

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$20,796	$20,925

MICRO LINEAR CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
UNAUDITED

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004
NET REVENUE	$5,964	$6,508	$10,210	$10,348

COST OF GOODS SOLD	2,330	2,683	4,373	4,776

GROSS MARGIN	3,634	3,825	5,837	5,572

OPERATING EXPENSES:

RESEARCH AND DEVELOPMENT	2,467	2,612	4,663	5,253
SELLING, GENERAL AND ADMINISTRATIVE	2,112	1,856	3,718	3,702
RESTRUCTURING CHARGES	—	166	—	166

TOTAL OPERATING EXPENSES	4,579	4,634	8,381	9,121

LOSS FROM OPERATIONS	(945)	(809)	(2,544)	(3,549)

INTEREST AND OTHER INCOME	103	47	196	109
INTEREST AND OTHER EXPENSE	(2)	(49)	(7)	(86)

LOSS BEFORE INCOME TAXES	(844)	(811)	(2,355)	(3,526)

PROVISION FOR INCOME TAXES	6	6	7	10

NET LOSS	(850)	(817)	(2,362)	(3,536)

NET LOSS PER SHARE:

BASIC AND DILUTED NET LOSS PER SHARE:
NET LOSS PER SHARE	$(0.07)	$(0.07)	$(0.19)	$(0.29)

NUMBER OF SHARES USED IN PER SHARE COMPUTATION	12,589	12,377	12,524	12,356

SOURCE: Micro Linear Corporation